Exhibit 8.1

List of Subsidiaries

	Date of	Place of	Percentage
	Incorporation	Incorporation	of	Principal
Name	or Establishment	or Establishment	Ownership	Activity

Subsidiaries:
State Harvest Holdings Limited(“State Harvest”)	October 6, 2004	British Virgin Islands	100%	Investment Holding

Origin Agritech USA LLC	August 12, 2016	United States of	100%	Hybrid seed
(“Origin USA”)		America (“USA”)		technology development

Beijing Origin State Harvest	December 1, 2004	People’s Republic	100%	Hybrid seed
Biotechnology Limited (“BioTech”)		of China (“PRC”)		technology development

Variable interest entity:
Beijing Origin Seed Limited (note (i)) (“Beijing Origin”)	December 26, 1997	PRC	-	Hybrid crop seed development,
				production and
				distribution

Subsidiaries held by Beijing Origin:
Henan Origin Cotton Technology Development Limited (note (i)) (“Henan Cotton”)	March 2, 2001	PRC	92.04%	Hybrid crop seed development, production and distribution

Xinjiang Originbo Seed Company Limited (“Xinjiang Origin”) (note (i))	July 13, 2011	PRC	51%	Hybrid crop seed development, production and distribution

Note (i):	Beijing Origin Seed Limited, Henan Origin Cotton Technology Development Limited and Xinjiang Originbo Seed Company Limited are collectively referred to as “Beijing Origin”.